Exhibit 23.3

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) of ACE*COMM Corporation pertaining to the i3 Mobile, Inc. 2000 Amended Stock Incentive Plan and the Intelligent Information Incorporated 1995 Stock Incentive Plan and to the incorporation by reference therein of our report dated August 12, 2002, with respect to the consolidated financial statements and schedule of ACE*COMM Corporation as of June 30, 2002 and for each of the two years in the period then ended, included in its Annual Report (Form 10-K) for the year ended June 30, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia
December 29, 2003